Exhibit 99.1

2941 Fairview Park Drive
Suite 100
Falls Church, VA 22042-4513
www.generaldynamics.com	News

April 24, 2013

Contact: Rob Doolittle

Tel: 703 876 3199

rdoolittle@generaldynamics.com

General Dynamics Reports First-Quarter 2013 Results

•	Diluted EPS increases 3.2 percent

•	Cash generation, margin performance underscore commitment to execution

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) today reported first-quarter 2013 net earnings of $571 million, or $1.62 per share on a diluted basis, compared to 2012 first-quarter net earnings of $564 million, or $1.57 per diluted share. First-quarter 2013 revenues were $7.4 billion.

Margins

Company-wide operating margins for the first quarter of 2013 were 11.4 percent, compared to 11.3 percent in first-quarter 2012.

Cash

Net cash provided by operating activities in the quarter totaled $504 million. Free cash flow from operations, defined as net cash provided by operating activities less capital expenditures, was $429 million in first-quarter 2013. In comparison, for the first quarter of 2012, net cash provided by operating activities was $414 million, and free cash flow from operations was $324 million.

Capital Deployment

The company repurchased 1 million outstanding shares on the open market in the first quarter, at an average price per share of $70. In addition, in March, the board of directors increased the company’s quarterly dividend by 10 percent to $0.56 per share. This represents the 16th consecutive annual dividend increase by the company.

Backlog

Funded backlog at the end of first-quarter 2013 was $42.4 billion, and total backlog was $48.5 billion. Significant awards received in the quarter include a $55 million order for production of Hydra-70 rockets, a $160 million contract for two additional combat and seaframe control systems for U.S. Navy Littoral Combat Ships and an award valued at more than $100 million for infrastructure support and modernization of a new government complex in northern Virginia.

– more –

In addition to total backlog, estimated potential contract value was $25.2 billion, representing management’s estimate of value in unfunded indefinite delivery, indefinite quantity (IDIQ) contracts and unexercised options. Total potential contract value, the sum of all backlog components, was $73.6 billion at the end of the quarter.

“General Dynamics’ first-quarter performance reflects our continued focus on operations, cost improvement and cash generation, as well as our commitment to meeting our customers’ requirements,” said Phebe N. Novakovic, chairman and chief executive officer. “This is a strong start toward achieving our objectives for the year.”

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 89,900 people worldwide. The company is a market leader in business aviation; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and information systems and technologies. More information about the company is available on the Internet at www.generaldynamics.com.

Certain statements made in this press release, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on management’s expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

All forward-looking statements speak only as of the date they were made. The company does not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

WEBCAST INFORMATION: General Dynamics will webcast its first-quarter securities analyst conference call, scheduled for 9 a.m. EDT on Wednesday, April 24, 2013. The webcast will be a listen-only audio event, available at www.generaldynamics.com. An on-demand replay of the webcast will be available by 12 p.m. EDT on April 24 and will continue for 12 months. To hear a recording of the conference call by telephone, please call 888-286-8010 (international: 617-801-6888); passcode 76133512. The phone replay will be available from 12 p.m. April 24 through May 1, 2013.

– more –

EXHIBIT A

CONSOLIDATED STATEMENTS OF EARNINGS - (UNAUDITED)

DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS

	First Quarter		Variance
	2012	2013	$	%
Revenues	$7,579	$7,404	$(175)	(2.3)%
Operating costs and expenses	6,719	6,557	162

Operating earnings	860	847	(13)	(1.5)%
Interest, net	(39)	(23)	16

Earnings before income taxes	821	824	3	0.4%
Provision for income taxes	257	253	4

Net earnings	$564	$571	$7	1.2%

Earnings per share—basic	$1.58	$1.62	$0.04	2.5%

Basic weighted average shares outstanding	357.0	351.9

Earnings per share—diluted	$1.57	$1.62	$0.05	3.2%

Diluted weighted average shares outstanding	359.4	353.5

– more –

EXHIBIT B

REVENUES AND OPERATING EARNINGS BY SEGMENT - (UNAUDITED)

DOLLARS IN MILLIONS

	First Quarter		Variance
	2012	2013	$	%
Revenues:
Aerospace	$1,623	$1,778	$155	9.6%
Combat Systems	1,911	1,553	(358)	(18.7)%
Marine Systems	1,605	1,626	21	1.3%
Information Systems and Technology	2,440	2,447	7	0.3%

Total	$7,579	$7,404	$(175)	(2.3)%

Operating earnings:
Aerospace	$271	$310	$39	14.4%
Combat Systems	203	215	12	5.9%
Marine Systems	185	159	(26)	(14.1)%
Information Systems and Technology	218	185	(33)	(15.1)%
Corporate	(17)	(22)	(5)	(29.4)%

Total	$860	$847	$(13)	(1.5)%

Operating margins:
Aerospace	16.7%	17.4%
Combat Systems	10.6%	13.8%
Marine Systems	11.5%	9.8%
Information Systems and Technology	8.9%	7.6%
Total	11.3%	11.4%

– more –

EXHIBIT C

PRELIMINARY CONSOLIDATED BALANCE SHEETS

DOLLARS IN MILLIONS

		(Unaudited)
	December 31, 2012	March 31, 2013
ASSETS
Current assets:
Cash and equivalents	$3,296	$3,745
Accounts receivable	4,204	4,261
Contracts in process	4,964	5,073
Inventories	2,776	2,863
Other current assets	504	408

Total current assets	15,744	16,350

Noncurrent assets:
Property, plant and equipment, net	3,403	3,374
Intangible assets, net	1,383	1,310
Goodwill	12,048	11,934
Other assets	1,731	1,641

Total noncurrent assets	18,565	18,259

Total assets	$34,309	$34,609

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,469	$2,503
Customer advances and deposits	6,042	5,958
Other current liabilities	3,109	3,308

Total current liabilities	11,620	11,769

Noncurrent liabilities:
Long-term debt	3,908	3,909
Other liabilities	7,391	7,349

Total noncurrent liabilities	11,299	11,258

Shareholders’ equity:
Common stock	482	482
Surplus	1,988	1,961
Retained earnings	17,860	18,234
Treasury stock	(6,165)	(6,201)
Accumulated other comprehensive loss	(2,775)	(2,894)

Total shareholders’ equity	11,390	11,582

Total liabilities and shareholders’ equity	$34,309	$34,609

– more –

EXHIBIT D

PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS - (UNAUDITED)

DOLLARS IN MILLIONS

	Three Months Ended
	April 1, 2012	March 31, 2013
Cash flows from operating activities:
Net earnings	$564	$571
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property, plant and equipment	97	95
Amortization of intangible assets	57	47
Stock-based compensation expense	35	31
Excess tax benefit from stock-based compensation	(21)	(12)
Deferred income tax provision	3	11
(Increase) decrease in assets, net of effects of business acquisitions:
Accounts receivable	(233)	(57)
Contracts in process	162	(98)
Inventories	(114)	(95)
Increase (decrease) in liabilities, net of effects of business acquisitions:
Accounts payable	(387)	34
Customer advances and deposits	205	(94)
Income taxes payable	188	217
Other current liabilities	(269)	(176)
Other, net	127	30

Net cash provided by operating activities	414	504

Cash flows from investing activities:
Capital expenditures	(90)	(75)
Purchases of available-for-sale securities	(65)	(29)
Purchases of held-to-maturity securities	(126)	—
Other, net	17	28

Net cash used by investing activities	(264)	(76)

Cash flows from financing activities:
Proceeds from option exercises	78	12
Dividends paid	(169)	—
Purchases of common stock	(76)	—
Other, net	1	12

Net cash (used) provided by financing activities	(166)	24

Net cash used by discontinued operations	(1)	(3)

Net (decrease) increase in cash and equivalents	(17)	449
Cash and equivalents at beginning of period	2,649	3,296

Cash and equivalents at end of period	$2,632	$3,745

– more –

EXHIBIT E

PRELIMINARY FINANCIAL INFORMATION - (UNAUDITED)

DOLLARS IN MILLIONS EXCEPT PER SHARE AND EMPLOYEE AMOUNTS

	First Quarter	First Quarter
	2012	2013
Other Financial Information:
Debt-to-equity (a)	28.2%	33.8%
Debt-to-capital (b)	22.0%	25.2%
Book value per share (c)	$38.44	$32.79
Total taxes paid	$82	$26
Company-sponsored research and development (d)	$152	$126
Employment	92,900	89,900
Sales per employee (e)	$351,400	$338,000
Shares outstanding	360,399,149	353,186,716
Non-GAAP Financial Measures:
Free cash flow from operations:
Net cash provided by operating activities	$414	$504
Capital expenditures	(90)	(75)

Free cash flow from operations (f)	$324	$429

(a)	Debt-to-equity ratio is calculated as total debt divided by total equity as of the end of the period.
(b)	Debt-to-capital ratio is calculated as total debt divided by the sum of total debt plus total equity as of the end of the period.
(c)	Book value per share is calculated as total equity divided by total outstanding shares as of the end of the period.
(d)	Includes independent research and development and bid and proposal costs and Gulfstream product-development costs.
(e)	Sales per employee is calculated by dividing revenues for the latest 12-month period by our average number of employees during that period.
(f)	We believe free cash flow from operations is a measurement that is useful to investors because it portrays our ability to generate cash from our core businesses for such purposes as repaying maturing debt, funding business acquisitions and paying dividends. We use free cash flow from operations to assess the quality of our earnings and as a performance measure in evaluating management. The most directly comparable GAAP measure to free cash flow from operations is net cash provided by operating activities.

– more –

EXHIBIT F

BACKLOG - (UNAUDITED)

DOLLARS IN MILLIONS

	Funded	Unfunded	Total Backlog	Estimated Potential Contract Value*	Total Potential Contract Value
First Quarter 2013
Aerospace	$15,029	$197	$15,226	$—	$15,226
Combat Systems	6,677	1,180	7,857	3,038	10,895
Marine Systems	12,551	3,108	15,659	2,324	17,983
Information Systems and Technology	8,158	1,551	9,709	19,811	29,520

Total	$42,415	$6,036	$48,451	$25,173	$73,624

Fourth Quarter 2012
Aerospace	$15,458	$209	$15,667	$—	$15,667
Combat Systems	7,442	1,298	8,740	2,794	11,534
Marine Systems	13,495	3,606	17,101	3,047	20,148
Information Systems and Technology	8,130	1,643	9,773	21,009	30,782

Total	$44,525	$6,756	$51,281	$26,850	$78,131

First Quarter 2012
Aerospace	$16,718	$266	$16,984	$—	$16,984
Combat Systems	9,623	1,042	10,665	3,473	14,138
Marine Systems	12,261	5,754	18,015	1,199	19,214
Information Systems and Technology	7,649	1,913	9,562	22,256	31,818

Total	$46,251	$8,975	$55,226	$26,928	$82,154

*	The estimated potential contract value represents management’s estimate of our future contract value under unfunded indefinite delivery, indefinite quantity (IDIQ) contracts and unexercised options associated with existing firm contracts, including options to purchase new aircraft and long-term agreements with fleet customers, as applicable. Because the value in the unfunded IDIQ arrangements is subject to the customer’s future exercise of an indeterminate quantity of orders, we recognize these contracts in backlog only when they are funded. Unexercised options are recognized in backlog when the customer exercises the option and establishes a firm order.

– more –

EXHIBIT G

FIRST QUARTER 2013 SIGNIFICANT ORDERS - (UNAUDITED)

DOLLARS IN MILLIONS

We received the following significant contract orders during the first quarter of 2013:

Combat Systems

•	$55 from the U.S. Army for the production of Hydra-70 rockets.

Marine Systems

•	An indefinite delivery, indefinite quantity (IDIQ) contract from the U.S. Navy to perform submarine safety and maintenance work. The program has a maximum potential value of $215 over five years.

Information Systems and Technology

•	$160 for commercial wireless network systems and support.

•	$160 for combat and seaframe control systems on two Navy Littoral Combat Ships (LCS).

•	$105 for the National Geospatial-Intelligence Agency’s New Campus East (NCE) infrastructure support and modernization program.

•	$85 from the U.S. Department of Education to assist in the implementation and operation of the Federal Student Aid Information Center.

•	$75 to provide advanced communication services to the Canadian Army.

•	$75 from the Army under the Warfighter Information Network-Tactical (WIN-T) program for Increment 2 equipment production and training.

•	$70 from the Army for ruggedized computing equipment under the Common Hardware Systems-4 (CHS-4) program.

•	$60 from the U.S. Air Force for networking and computing products and support under the Network-Centric Solutions (NETCENTS) program.

•	$60 for the United Kingdom’s Bowman communications system for long-term support and enhancement activities for the program.

– more –

EXHIBIT H

AEROSPACE SUPPLEMENTAL DATA - (UNAUDITED)

	First Quarter
	2012	2013
Gulfstream Green Deliveries (units):
Large aircraft	26	25
Mid-size aircraft	2	5

Total	28	30

Gulfstream Outfitted Deliveries (units):
Large aircraft	17	25
Mid-size aircraft	2	4

Total	19	29

Pre-owned Deliveries (units):	—	2

###